Exhibit 99.1

CONTACT:   Connie Hamblin                                                                                       RELEASE:  July 22, 2010

                        (616) 772-1800

GENTEX REPORTS ALL-TIME RECORD NET SALES

AND NET INCOME

ZEELAND, Michigan, July 22, 2010 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported all-time record results for the second quarter and six months ended June 30, 2010.

For the second quarter of 2010, the Company’s record net sales increased by 72 percent to $201.6 million compared with $117.3 million in the second quarter of 2009.  The gross profit margin increased on a year-over-year basis from 30.5 percent in the second quarter of 2009 to 36.7 percent in the second quarter of 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 72 percent year-over-year increase in second quarter net sales.

For the first six months of 2010, the Company’s record net sales increased by 83 percent to $387.3 million compared with $211.2 million in the first six months of 2009.  The gross profit margin increased from 27.5 percent for the first six months of 2009 to 36.8 percent for the first six months of 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 83 percent increase in net sales when comparing the first six months of 2010 to the first six months of 2009.

Record income from operations increased by 203 percent to $48.8 million in the second quarter of 2010, compared with income from operations of $16.1 million in the second quarter last year, primarily due to the  year-over-year increase in the second quarter gross profit margin.  For the first six months of 2010, record operating income increased by 411 percent to $93.4 million, compared with operating income of $18.3 million for the first six months of 2009, primarily due to the year-over-year increase in the gross margin when comparing the first six months of 2010 to the same prior-year period.

Other income was $1.6 million in the second quarter of 2010 compared with $2.2 million in the second quarter last year, primarily due to foreign exchange rates and lower investment income.  Other income was $4.6 million for the first six months of 2010, compared with other expense of $2.4 million in the same period last year, primarily due to realized gains on the sale of equity investments in the first six months of 2010 compared with realized losses on the sale of equity investments in the same prior-year period.

Record net income increased by 179 percent to $34.1 million in the second quarter of 2010, compared with net income of $12.2 million in the second quarter of 2009, primarily due to increased operating income.  For the first six months of 2010, record net income of $66.5 million was an increase of 524 percent compared with net income of $10.7 million for the first six months of 2009.  The increase in net income for the first six months of 2010 compared with the same period in 2009 was primarily due to increased operating income, aided by improved other income.

   Earnings per diluted share were 24 cents in the second quarter of 2010 compared with nine cents per share in the second quarter of 2009.  Earnings per diluted share were 47 cents for the first six months of 2010, compared with eight cents per share in the first six months of 2009.

“We are pleased to report another terrific quarter,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “It was another all-time record in terms of net sales, operating income and net income.

“The global automotive industry has recovered at a faster rate than what most people expected or forecasted, and responding to the rapid changes has not been without its challenges for many companies.  However, this growth period is certainly better than the alternative,” said Bauer.

“We have a great team at Gentex and we are excited about the continuing prospects for our newer products such as Rear Camera Display Mirrors and SmartBeam®, as well as other new business wins.   We’re very pleased to see the recent increase in global automotive industry production, and hope that the global auto industry and economy continue to strengthen,” Bauer concluded.

The Rear Camera Display Mirrors display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.   SmartBeam is the Company’s proprietary high beam headlamp assist system.

Gentex currently is working to fill nearly 100 technical positions, primarily in the electrical and software development and engineering areas.  In addition, the Company is currently recruiting for approximately 200 hourly production positions.  Additional information is available at http://www.gentex.com/corp_jobs.html.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 60 percent in the second quarter of 2010 compared with the second quarter last year.  Automotive net sales increased by 75 percent from $112.2 million in the second quarter of 2009 to $196.4 million in the second quarter of 2010.

Total auto-dimming mirror unit shipments increased by 75 percent in the first six months of 2010 compared with the first six months last year.  Automotive net sales increased by 88 percent from $201.2 million in the first six months of 2009 to $377.9 million in the first six months of 2010.

Automatic-dimming mirror unit shipments increased by 103 percent in North America in the second quarter of 2010 compared with the second quarter last year, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 73 percent in the second quarter of 2010 compared with the same prior-year period.

Automatic-dimming mirror unit shipments increased by 97 percent in North America in the first six months of 2010 compared with the same prior-year period, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 72 percent in the first six months of 2010 compared with the same prior-year period.

Automatic-dimming mirror unit shipments to offshore customers increased by 43 percent in the second quarter of 2010 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by 13 percent in the second quarter of 2010, and increased by 32 percent in Japan and Korea in the second quarter of 2010, compared in each case with the same period last year.

Automatic-dimming mirror unit shipments to offshore customers increased by 64 percent in the first six months of 2010 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by 24 percent in the first six months of 2010, and increased by 41 percent in Japan and Korea in the first six months of 2010, compared in each case with the same period last year.

Fire Protection net sales decreased by 21 percent to $4.0 million for the second quarter of 2010 compared with the same period last year.  Fire protection net sales decreased by 22 percent to $7.8 million for the first six months of 2010 compared with the same prior-year period.  The decline in net sales during both periods was primarily due to the continued weak commercial construction market.

       Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the third quarter of 2010.

“Based on CSM Worldwide’s mid-July light vehicle production forecast for the third quarter of 2010, we currently expect our net sales in the third quarter of 2010 to increase by approximately 30-35 percent compared with the third quarter of 2009,” said Jen.

“Additionally, we now estimate that shipments of our SmartBeam high beam headlamp assist product will increase by approximately 40 percent in calendar year 2010 compared with shipments of approximately 437,000 SmartBeam units in calendar year 2009.   Our guidance for unit shipments of the Rear Camera Display product is unchanged, and we currently expect that shipments will nearly double in calendar year 2010 from 2009 calendar year unit shipments of approximately 573,000.”

 Jen said that light vehicle production volumes have continued to improve, but that there still is uncertainty in the global automotive industry as well as the global economy.

The Company’s current third quarter 2010 forecast is based on CSM’s mid-July forecast for light vehicle production of a 23 percent increase to 2.9 million units for North America; an eight percent decrease to 3.8 million units for Europe, and a ten percent increase to 3.2 million units for Japan and Korea, when compared with the third quarter of 2009.

CSM’s mid-July calendar year 2010 forecast for production in North America is a 36 percent increase to 11.6 million light vehicle units; a seven percent increase to 17.5 million units for Europe, and a 17 percent increase to 12.8 million units for Japan and Korea, when compared with 2009.

Based on the Company’s expected net sales for the third quarter of 2010, Jen said that the Company currently expects its gross profit margin for the third quarter of 2010 to be approximately in the same range as the first six months of 2010.

      Share Repurchase Plan

 During the second quarter, the Company did not repurchase any shares.  The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s common stock.  To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself.  Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production,  the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, customer inventory management, supplier parts shortages, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential additional customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

      Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s automatic-dimming interior mirrors are sold with advanced electronic features.  Approximately 97 percent of the Company’s net sales are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$201,560,960	$117,341,777	$387,329,889	$211,173,254
Cost of Goods Sold	127,667,134	81,547,272	244,867,694	153,068,379
Gross Profit	73,893,826	35,794,505	142,462,195	58,104,875

Engineering, Research & Development	15,222,622	11,221,720	29,561,140	22,601,924
Selling, General & Administrative	9,884,445	8,494,480	19,506,399	17,225,561
Income from Operations	48,786,759	16,078,305	93,394,656	18,277,390

Other Expense (Income)	(1,554,306)	(2,223,884)	(4,631,661)	2,361,377

Income Before Provision
for Income Taxes	50,341,065	18,302,189	98,026,317	15,916,013

Provision for Income Taxes	16,283,735	6,092,882	31,506,857	5,263,637

Net Income	$34,057,330	$12,209,307	$66,519,460	$10,652,376

Earnings Per Share
Basic	$0.24	$0.09	$0.48	$0.08
Diluted	$0.24	$0.09	$0.47	$0.08
Weighted Average Shares:
Basic	139,124,771	137,163,798	138,697,007	137,135,407
Diluted	140,546,280	137,546,890	140,062,642	137,487,831

Cash Dividends Declared per Share	$0.11	$0.11	$0.22	$0.22

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	December 31,
	2010	2009
ASSETS
Cash and Short-Term Investments	$380,848,667	$353,232,093
Other Current Assets	196,504,531	152,181,402

Total Current Assets	577,353,198	505,413,495

Plant and Equipment - Net	196,744,410	197,530,249
Long-Term Investments and Other Assets	126,305,358	119,659,745

Total Assets	$900,402,966	$822,603,489

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$83,508,936	$58,637,778
Long-Term Debt	0	0
Deferred Income Taxes	23,675,897	28,036,968
Shareholders' Investment	793,218,133	735,928,743

Total Liabilities & Shareholders' Investment	$900,402,966	$822,603,489

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Second Quarter Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Domestic Interior	1,228	593	107%	2,362	1,145	106%
Domestic Exterior	294	159	85%	559	339	65%
Total Domestic Units	1,522	752	103%	2,921	1,484	97%

Foreign Interior	1,898	1,347	41%	3,797	2,305	65%
Foreign Exterior	758	511	48%	1,491	914	63%
Total Foreign Units	2,656	1,858	43%	5,288	3,219	64%

Total Interior Mirrors	3,126	1,939	61%	6,159	3,450	79%
Total Exterior Mirrors	1,052	671	57%	2,050	1,253	64%
Total Mirror Units	4,178	2,610	60%	8,209	4,703	75%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing